EXHIBIT 99.1

CONSENT

I hereby consent to being named in the Registration Statement on Form S-1 of Argos Therapeutics, Inc. (the “Company”) and all amendments thereto (File No. 333-193137) (the “Registration Statement”) as a person who will become a director of the Company upon the consummation of the transactions contemplated in the Registration Statement.

/s/ Alexey Vinogradov
Name: Alexey Vinogradov, Ph.D.

January 21, 2014